FILED PURSUANT TO RULE 424(B)(3)
FILE NO. 333-53955

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 30, 1998)

INNKEEPERS USA TRUST

4,063,329

Common Shares

The table beginning on page 33 of the Prospectus dated June 30, 1998 of Innkeepers USA Trust (the “Prospectus”) contained in the section entitled “Selling Shareholders”, revised as indicated in Prospectus Supplements dated December 15, 1999 and December 9, 2002, is amended as follows:

1. With respect to Jack P. DeBoer, the table is changed as follows:

Prior to Offering Shares Owned(1)	Prior to Offering Secondary Shares Registered Hereunder	After Offering Shares Owned(4)
1,685,180(2)	520,722	1,164,458

2. The table is changed to add Consolidated Business Ventures, Inc. as a Selling Shareholder with the following numbers of shares:

Prior to Offering Shares Owned(1)	Prior to Offering Secondary Shares Registered Hereunder	After Offering Shares Owned(4)
450,000(5)	450,000	-0-

3. Footnote (2) to the table is changed to read as follows:

Includes 4,000 Series A Preferred Shares (which are convertible into 5,924 Common Shares), 6,382 restricted Common Shares and 12,000 Common Shares issuable upon exercise of vested options granted under the Company’s Trustees Share Incentive Plan. Also includes 450,000 Secondary Shares that may be issued upon redemption of Units owned by Consolidated Ventures, Inc., which is wholly-owned by Mr. DeBoer, the resale of which is covered by the Prospectus. Also includes a total of 690,150 Secondary Shares that may be issued upon redemption of Units owned by Marilyn DeBoer, Penny Kay DeBoer and Skyler Scott DeBoer, the resale of which is covered by the Prospectus and which may be deemed to be beneficially owned by Jack P. DeBoer but of which he disclaims beneficial ownership.

4. Footnote (5) is added to read as follows:

450,000 Units are owned by Consolidated Business Ventures, Inc., which is wholly-owned by Mr. DeBoer.

The changes are made as a result of Jack P. DeBoer’s transfer of 450,000 Units to Consolidated Business Ventures, Inc., which is wholly-owned by Mr. DeBoer. The changes do not increase the total number of Common Shares registered under the Prospectus.

All terms used but not defined in this Prospectus Supplement have the meanings provided for them in the Prospectus.

The date of this Prospectus Supplement is April 8, 2003.